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                                                                    Exhibit 21.1


                             Civitas BankGroup, Inc.
                              List of Subsidiaries


         Wholly-Owned Bank Subsidiaries
                Bank of Dyer - Dyer, Tennessee
                BankTennessee - Collierville, Tennessee
                Cumberland Bank - Carthage, Tennessee
                Cumberland Bank South - Nashville, Tennessee
                The Bank of Mason - Mason, Tennessee

         Each of these wholly-owned subsidiaries is incorporated under the laws under the state of Tennessee.

         The company also owns 50% of The Murray Banc Holding Company LLC, which owns 100% of The Murray Bank, a bank organized under the laws under the state of Kentucky and 50% of Insurors Bank of Tennessee, a bank organized under the laws under the state of Tennessee.

         Non-Bank Subsidiaries

         The company owns 100% of the common securities of the Cumberland Capital Trust I and Cumberland Capital Statutory Trust II, Connecticut Business Trusts.